Exhibit 10.5

Rental contract number 28390041

Rental contract

between

YAL Immobilien GmbH Ernst-Reuter-Strasse 119 95030 Hof/Saale

v

represented by the Managing Director entitled to collective representation

- hereinafter referred to as the "Landlord" – and

Biofrontera Bioscience GmbH Hemmelrather Weg 201 51377 Leverkusen represented by the Managing Directors entitled to collective representation, Prof. Dr. Hermann Lübbert and Dr. Reinhold Gahlmann

- hereinafter referred to as the "Tenant"

LIST OF CONTENTS

Preamble

Part A – Special contractual conditions

§ A.1 Cancellation of the existing rental agreement

§ A.2 Rental object

§ A.3 Rental period

§ A.4 Rent, VAT

§ A.5 Incidental costs

§ A.6 Deposit

§ A.7 Further regulations

§ A.8 Commitment period for the first signing contractual party

§ A.9 Contractual elements

Part B – General contractual terms and conditions

§ B.1 Utilisation of the rental object

§ B.2 Transfer of the rental object

§ B.3 Payment of rent, offsetting, retention

§ B.4 Incidental cost invoicing/adaptation of prepayments

§ B.5 Termination for an important reason

§ B.6 Construction modifications by the Tenant

§ B.7 Liability for the condition of the rental object

§ B.8 Ending of the rental agreement

§ B.9 Access to the rental premises

§ B.10 Building modifications by the Landlord

§ B.11 Design of advertising, nameplates and company signs

§ B.12 Subletting

§ B.13 Keys

§ B.14 Sale of the rental object § B.15 Insurance

§ B.16 Several individuals as Tenant

§ B. 17 Authorisation of the Tenant to take receipt in relation to declarations of intent and constitutive declarations

§ B.18 No competitive protection

§ B.19 House rules

§ B.20 Time limits

§ B.21 Written form clause

§ B.22 Partial inefficacy

Preamble

A rental agreement dated 18 June 2007 exists between the parties concerning the property Hemmelrather Weg 201 in 51377 Leverkusen. The parties now intend to re-establish the rental relationship on a new basis. To this end, the rental agreement dated 18 June 2007 is to be cancelled and replaced by this rental agreement. As a consequence, the parties shall agree as follows:

Part A – Special contractual conditions

§ A.1	Cancellation of the existing rental agreement

The parties shall cancel the rental agreement dated 18 June 2007 with effect as of the rental start pursuant to A.3.1.

§ A.2	Rental object

A.2.1	The Landlord is the owner of the property Hemmelrather Weg 201 in 51377 Leverkusen.

A.2.2	The aforementioned plot of land is developed with an office and business park, hereinafter also referred to as the "rental object".

A.2.3	In the rental object, the Landlord shall rent to the Tenant,

A.2.3.1	Building II, the premises marked in colour in this agreement as Annex 1 on the first floor, and

A.2.3.2	Building III, the premises marked in colour in this agreement as Annex 2 on the ground floor, and

A.2.3.3	Building II, the premises marked in colour in this agreement as Annex 3 in the basement, and

A.2.3.4	A total of 20 car parking spaces whose location is marked in colour in the plan as Annex 4.

The spaces designated above in § A.2.3 are referred to hereinafter in their entirety as the "rental object". The entire space is determined as amounting to 1,330 m². The parties are aware that a precise measurement has not been made, with this space being regarded as binding nevertheless.

A.2.4	The Tenant shall rent the rental object for the purposes of utilising it as an office. It already utilises the rental object on the basis of the rental agreement dated 18 June 2007. It shall recognise the rental object contractually as it stands.

§ A.3	Rental period

A.3.1	The rental agreement shall commence on 1 July 2009.[4]

A.3.2	The rental contract shall end on 30 June 2019.

A.3.3	is dispensed with.

A.3.4	is dispensed with.

A.3.5	The rental agreement shall renew in each case by one year unless one of the parties gives notice of termination at least 12 months before the expiry of the rental duration.

§ A.4	Rent, VAT

A.4.1

The monthly rent for	EUR	8,279.17
the rental spaces pursuant to § A.2.3. shall amount to (basic rent	EUR	3,000.00
excluding incidental costs)	EUR	11,279.17
plus monthly prepayment of incidental costs pursuant to § A.5.5	EUR	2,143.04
Total monthly amount, net	EUR	13,422.21
plus VAT to the respective statutory level, currently 19% of the gross monthly total amount

A.4.2	Graduated rent

The basic rent of currently EUR 8,279.17 shall increase as follows:

as of 01/07/2011 to EUR 8,527.54,

as of 01/07/2013 to EUR 8,783.37,

as of 01/07/2015 to EUR 9,046.87, and

as of 01/07/2017 to EUR 9,318.28.

A.4.3.1	For the rental of the rental object, the Landlord has waived the VAT option pursuant to Section 9 of the German Value Added Tax Act (UStG). In light of this, the Tenant shall obligate itself to utilise the rental object exclusively for sales turnover that does not exclude input tax deduction (VAT) pursuant to Section 9 (2) UStG. Moreover, the Tenant shall obligate itself to always immediately make available to the Landlord upon demand those documents that enable the Landlord to fulfil its duty of proof to the tax authorities pursuant to Section 9 (2) UStG.

A.4.3.2	In the instance of subletting, the Tenant shall be obligated for its part to opt for VAT and to impose on the subtenant the obligations arising from § A.4.3.1 and § A.4.3.2 of this agreement. The Tenant shall guarantee to the Landlord that the subtenant shall fulfil such obligations. This regulation is not connected with a permission to conduct subletting.

A.4.3.3	If the Tenant infringes the obligations pursuant to § A.4.3.1 and § A.4.3.2, it should be obligated to compensate the Landlord for any losses arising as a consequence. The Landlord draws attention to the fact that extraordinarily high losses can arise.

§ A.5	Incidental costs

A.5.1	In addition to payment of the rent, the Tenant shall bear on a proportional basis incidental costs pursuant to § A.5.3.

/

A.5.2	Incidental costs in the meaning of this agreement shall comprise:

A.5.2.1	all operating costs in the meaning of the German Operating Costs Regulation (BetrKV) dated 25 November 2003 which is attached to this agreement as Annex 5, over and above this the following incidental costs:

A.5.2.2	costs for commercial and technical property management including house management on a lump-sum basis of 3% of the annual basic rent excluding incidental costs;

A.5.2.3	costs for cleaning exterior glass surfaces and facade cleaning including costs for the cleaning of external shutters;

A.5.2.4	costs for operation and maintenance of garage doors and technical access restrictions (e.g. code card systems);

A.5.2.5	costs for the operation and maintenance of the air-conditioning and ventilation systems;

A.5.2.6	costs for the operation and maintenance of all other technical systems and equipment of the building and land plot not referred to above or in the BetrKV, such as especially fire extinguishing systems, emergency electricity systems, emergency electric lighting, door bell and intercom systems;

A.5.2.7	costs for caretaker services and for other personnel required for the operation and supervision of the building and land;

A.5.2.8	costs for insurance as referred to in § B. 15.1;

A.5.2.9	costs for the aesthetic repair, maintenance and repair of common areas and common facilities, as well as the costs of maintaining and repairing all common technical systems and facilities mentioned above or referred to in the BetrKV or otherwise existing, and including the replacement of defective door and window panes and coverings in rooms not serving the Tenant's exclusive use;

A.5.2.10	all fees, taxes and levies based on the law, regulations or bylaws, which might be introduced in the future for the plot of land for the building or its use;

A.5.2.11	The Tenant shall also bear ancillary costs that might be included in a new version of the BetrKV that is valid in the future.

A.5.2.12	The costs pursuant to § A.5.2.3 to A.5.2.9 shall be limited to a maximum of 10% of the annual basic rent excluding incidental costs.

A.5.3	All incidental costs in the meaning of § A.5.2 shall be passed on to the Tenant on the basis of the ratio of rental space, unless they are settled directly by the Tenant or are calculated on the basis of consumption.

The Landlord at its discretion shall decide which ancillary costs shall be passed on according to consumption, unless related statutory regulations exist.

The Landlord shall also be entitled to decide at its discretion whether and which ancillary costs are to be distributed among user groups by type and extent of utilisation or consumption

A.5.4	VAT at the respective statutory level, to the extent that it is incurred, shall be added to all ancillary costs: ancillary costs shall be increased by the respective VAT amounts that are non-deductible for the Landlord on the basis of VAT-free rental.

A.5.5	An initial monthly prepayment of EUR 2.26 per m2 plus VAT shall be levied on the ancillary costs, which shall fall due together with the monthly rental payment.

§ A.6	Deposit

A.6.1	The Tenant shall be entitled to transfer to this agreement the deposit of EUR 3,000.00 provided on the basis of the rental agreement dated 18 June 2007.

§ A.7	Further regulations

7.1	The Landlord at its cost shall replace all external windows on the first floor of Building II with new external windows with double glazing in accordance with the cost estimate/attached offer attached as Annex 6.

7.2	The Landlord, also at its cost, shall install a new entrance door on the first floor of Building II (Annex 8) in accordance with the cost estimate/attached offer attached as Annex 7.

7.3	The aforementioned modernisation measures are to be completed by autumn 2009 at the latest. However, the Landlord shall not be liable for delays in execution for which neither it nor the specialist firms it commissions are responsible.

7.4	The Tenant is aware that restrictions can occur to the use of the rental object as a consequence of the works. The Tenant will endeavour to minimise as far as possible the restrictions to the Tenant's ongoing business operations and to give prompt notification of respective works except where such notification would create a risk of delay.

7.5	The Tenant shall state that it is prepared to tolerate the execution of the modernisation measures. The Tenant shall obligate itself not to hinder the works on the rental object and to grant the executing specialist firms access to the rental object where required by the modernisation works. The Tenant shall only be entitled to rent reductions, loss compensation and reclamation claims against the Landlord on the basis of the building measures being conducted on the rental object, especially also due to noise, dirt and odour nuisances occurring during the day, to the extent that they wholly or partly prevent utilisation of the rental object.

7.6	The modernisation works on the rental object do not comprise a defect in the rental property, as the mutual interests are sufficiently taken into account in this rental agreement.

7.7	The Tenant is aware that no air conditioning system is installed. This represents the contractually preconditioned condition of the rental object and has been taken into account when assessing the rent. If high room temperatures arise during the warm periods of the year, the Tenant shall not be entitled to a reduction of the rent nor to a remedying of this condition.

§ A.8	Commitment period for the first signing contractual party

The commitment period for the first signing contractual party shall amount to four weeks from the receipt of the rental contract signed by the first party at the other party.

§ A.9	Contractual elements

This rental agreement shall consist of the following components:

Part I, Special contractual terms & conditions

Part II, General contractual terms & conditions

Annex 1, floor plan Building II, first floor

Annex 2, floor plan Building III, ground floor

Annex 3, floor plan Building II, basement

Annex 4, parking place plan

Annex 5, German Operating Costs Regulation (BetrKV)

Annex 6, cost estimate/offer (external windows)

Annex 7, cost estimate/offer (entrance door)

Annex 8, site plan, entrance door

Annex 9, Inspection report

Part B – General contractual terms and conditions

§ B.1	Utilisation of the rental object

B.1.1	The Tenant may only use the rental object for the purpose agreed in this rental contract. An amendment to the utilisation purposes deriving from § A.2.4 is permissible only with prior approval by the Landlord. Such approval shall require written form.

B.1.1.1	Any statements of approval on the part of the Landlord in relation to a modification of utilisation shall always be issued subject – even if not stated expressly in the statement of approval – to any requisite regulatory approval of the modification of utilisation, whose procurement shall be at the Tenant's expense.

B.1.1.2	Before implementing the approved modification of utilisation, the Tenant must prove to the Landlord that either the official approval that is required for this purpose is legally valid, or that official approval is not required.

B.1.2	The Tenant shall obligate itself to satisfy at its expense all regulations and requirements connected with its person and/or its business, and to procure the approvals required for this purpose. This shall not apply to rendering the rental object suitable in construction terms for the contractual purpose pursuant to § A.2.4.

B.1.3	The Tenant shall ensure that the permitted burdening of storey ceilings, about which the Tenant shall inform itself before installing heavy fixtures, is not exceeded.

B.1.4	Gas and electric equipment and water supplies may only be connected to the existing network to the extent that the envisaged burdening, about which the Tenant must provide advance information, is not exceeded.

B.1.5	When it was constructed, the rental object complied with technical construction requirements prevailing at that time. The rental object shall be made available to the Tenant in its contractual condition pursuant to these requirements prevailing at that time, subject to its general ageing. The Tenant shall not be entitled to have the rental object comply with any more stringent and improved technical construction requirements that have been introduced in the meantime or are introduced during the rental period. The latter shall apply particularly for the area of sound and heat insulation.

This regulation shall only be valid insofar as the contractual utilisation is not thereby restricted considerably.

§ B.2	Transfer of the rental object

The Tenant is already in possession of the rental object, and no renewed transfer is to occur. Nevertheless, to record the condition of the rental object before signing this agreement / at the start of the rental period, an inspection of the rental object shall be conducted and an inspection report shall be prepared. This report shall become a component of this agreement as Annex 9.

§ B.3	Payment of rent, offsetting, retention

B.3.1	The rent should be paid monthly in advance to the Landlord as of the third working day of a given month to an account to be specified by the Landlord. The crediting of the money shall be relevant for the rather than the time of its dispatch.

B.3.2	At the Landlord's request, the Tenant shall be obligated to issue a direct debit authorisation.

B.3.3	The Tenant can only offset in relation to the rental payment and the ancillary costs, or exercise a right of retention, with such claims that are either determined to be legally valid or not contested by the Landlord. A right of retention can only be exercised on the basis of claims arising from this agreement.

B.3.4	Payments by the Tenant that are insufficient to repay all of the Tenant's open receivables shall first be offset with any interest due, then with the ancillary costs and finally with the rent, whereby, where several identical receivables exist, offsetting shall initially occur with the older receivables in accordance with Section 366 of the German Civil Code (BGB). This shall also apply if the Tenant determines another repayment sequence when making the payment.

§ B.4	Incidental cost invoicing/adaptation of prepayments

B.4.1	Invoicing of ancillary costs shall occur annually. The calendar year shall be the invoicing period. The Tenant shall be entitled to view the documents underlying the invoice of the ancillary costs within a six-week period from the receipt of the invoice. After the expiry of three months after receipt of the invoice, objections to their correctness shall be excluded.

B.4.2	Any differences arising from the annual invoicing to the benefit of the Landlord or Tenant are to be settled within one month after receipt of the invoice.

B.4.3	The Landlord shall implement an adjustment to the monthly prepayments for ancillary costs to reflect modified circumstances pursuant to Section 315 of the German Civil Code (BGB). In this case, the modified prepayment is to be rendered from the month following the receipt of the amendment notification.

B.4.4	If the rental relationship ends during an invoicing period, the invoice shall not be prepared on an interim basis, but instead only as part of general invoicing.

§ B.5	Termination for an important reason

B.5.1	Statutory provisions shall apply for the termination of the rental contract for an important reason. § 17 of this agreement shall apply for the receipt of declarations of termination.

B.5.2	The Landlord shall also be entitled to terminate this rental contract without complying with a notice period,

B.5.2.1	to the extent that, before transferring the rental object, an application has been made to open insolvency proceedings in relation to the Tenant's assets;

B.5.2.2	if an insolvency application concerning the Tenant's assets is not withdrawn within three weeks, or if the opening of insolvency proceedings is declined due to a lack of insolvency estate assets.

§ B.6	Construction modifications by the Tenant

B.6.1	Construction modifications within the rental object and the installation of additional facilities potentially required for the Tenant's operations shall be permissible only with the Landlord's prior consent, to which the Tenant shall submit suitable related plans in advance. Such approval shall require written form. The costs of such measures shall be charged to the Tenant. § B. 1.1.1 and 1.1.2 shall apply correspondingly.

B.6.2	When the rental contract ends, the Tenant shall restore the condition in which the rental object was at the start of the rental duration on 1 July 2009, unless the Landlord states its agreement with the transfer of any modifications implemented by the Tenant, or facilities installed in the rental object, whereby such modifications and facilities are to be offered to the Landlord in advance.

If the Landlord is in agreement with transferring such modifications of facilities, the Landlord shall compensate for their agreed value. If no value is agreed, the Landlord shall compensate for the market value. If agreement cannot be reached concerning the market value, such market value is to be calculated by an expert as arbitrator. The expert is to be nominated at the application of one of the parties by submission to the chamber of industry and commerce of relevance to the rental property.

§ B.7	Liability for the condition of the rental object

B.7.1	The rental object is to be maintained in a functioning condition by the Tenant, unless specified differently in accordance with the following: .

B.7.2	The Tenant shall be responsible for ongoing aesthetic repairs and the maintenance and repair of the rental object, including technical equipment utilised exclusively by the Tenant. To the extent that repairs relate to damages that are not allocable to the rental utilisation of the Tenant or to its sphere of risk, the costs of such repair within a given calendar year shall be charged to the Tenant, albeit only up to the level of 10% of the annual net rent.

B.7.3	In those rooms of the rental object that serve the joint utilisation by several or all Tenants, the Landlord shall implement the ongoing aesthetic repairs as well as maintenance and repair, and shall charge on such costs according to the regulations in § A.5.2.

B.7.4	The Tenant shall have loss compensation claims due to defects of the rental object only if the Landlord is responsible for the defect by way of intent or gross negligence, and the Tenant has unsuccessfully set a deadline for the Landlord to remedy the defect. This shall apply only for the lack of pledged characteristics as well as for the infringement of significant contractual obligations, damage to life, body or health, as well as for losses encompassed under risk covered by the Landlord's building insurance.

B.7.5	The Tenant can reduce the rent only due to undisputed or legally determined defects to the rental object. A reduction is only possible if the Tenant has notified the Landlord of the defect one month previously in writing, while giving a deadline for the remedying of the defect.

B.7.6	Excluded shall be a reduction of rent or loss compensation claims on the part of the Tenant due to pollution or disruptions to the entrances to the building for which the Landlord is not responsible, or building measures of third parties outside the building. The Landlord shall nevertheless endeavour to eliminate any pollution or disruptions of which it is made aware.

B.7.7	The Tenant shall replace defective windowpanes and window fittings in the rooms exclusively serving the Tenant's use, unless the Landlord is responsible for the defect.

B.7.8	The Tenant shall be responsible for any damage it is responsible for causing within the rental object, including if the damage is caused by its dependents, employees, subtenants, visitors, suppliers or agents.

The Tenant shall inform the Landlord and eliminate immediately without request any damages or contamination to land and buildings outside the rental object that the Tenant, its dependents, employees, subtenants or agents cause and are responsible for.

§ B.8	Ending of the rental agreement

B.8.1	On the date of the ending of the rental period, the Tenant shall transfer the rental object in its contractual condition and with all keys to the Landlord. The rental object shall be in contractual condition if all rooms have been vacated and cleaned, damages have been eliminated and due aesthetic repairs have been performed, and any restoration obligation has been satisfied.

B.8.2	A tacit renewal of the rental contract pursuant to § 545 of the German Civil Code (BGB) shall be excluded. An objection to renewal is not required. To the extent that the Tenant continues to utilise the rental object after the end of the rental period, it shall be obligated to pay utilisation compensation equivalent to 1.5 times the previous rent. Payments shall also be counted as utilisation compensation if they are described as rental payments in the correspondence or on the transfer form. Moreover, the Tenant shall compensate any loss that arises from the Landlord as the result of not returning the rental object on the due date.

§ B.9	Access to the rental premises

Following prior notification, the Landlord or its agent and authorised officer shall be entitled to view the rental object during the Tenant's business hours. The Landlord is to be granted access at any time in emergencies.

§ B.10	Building modifications by the Landlord

B.10.1	The Landlord may make improvements and construction modifications required to preserve or maintain the building or rental object, or to avert potential hazards, or to eliminate damages, including without the Tenant's approval. The same shall apply for works and construction measures that although not necessary are nevertheless useful and serve to modernise or improve or better utilise or expand the building (including adding storeys and extensions). The Tenant shall ensure that the relevant rooms remain accessible and may not hinder or delay the carrying out of works. The Landlord shall notify the Tenant in advance of the measures, unless where such advance notification brings the risk of delay.

B.10.2	The Tenant is required to tolerate all reasonable modernisation and improvement measures within the rental object.

B.10.3	Due to measures pursuant to §§ B.10.1 and 10.2 the Tenant shall be entitled to reduction claims, if the measures are connected with a considerable restriction of the Tenant's operations, or wholly or partially exclude utilisation of the rental object. Damage compensation claims on the part of the Tenant shall exist only in the case of intentional or grossly negligent activity on the part of the Landlord or its vicarious agents. The Tenant's right of termination in the case of maintenance and modernisation measures pursuant to Sections 55 4 (3) in combination with 578 (2) of the German Civil Code (BGB) shall be excluded.

§ B.11	Design of advertising, nameplates and company signs

B.11.1	Nameplates and company signs shall be designed and fitted on a standard basis. The right of determination shall lie with the Landlord, which, to the extent that uniform design permits, shall take Tenants' wishes into account.

The Tenant shall bear the costs of nameplates and company signs, and their installation.

B.11.2	To the extent that advertising spaces are rented, their design, which is also to be implemented on a standard basis, shall require the Landlord's prior consent. Other tenants and third parties can neither be disrupted nor negatively affected by advertising facilities.

§ B. 1.1.1 and § B.1.1.2 shall also apply correspondingly for advertising facilities. The Tenant loan shall bear the costs for procuring, assembling, maintaining and disassembling advertising facilities.

§B.12	Subletting

B.12.1	Subletting shall be permissible only with the Landlord's prior written consent. A consent that has been granted can be revoked if grounds exist in the subtenant's person or behaviour that entitle the Landlord to terminate the rental contract without notice, if such grounds were to exist in the Tenant's person or behaviour.

B.12.2	The special right of termination of the Tenant pursuant to Section 540 (1) Clause 2 of the German Civil Code (BGB) shall not apply if the Landlord refuses consent for subletting due to an important reason consisting in the subtenant's person or another reason of importance to the Landlord.

An important reason can consist especially in the insufficient creditworthiness of the subtenant, as well as in characteristics, activities or reputation of the subtenant, to the extent that these are suited to exerting a negative effect on the image of the Landlord or the rental object.

B3.12.3	In the case of unauthorised subletting, the Landlord can demand that the Tenant terminate the subletting arrangement as soon as possible, albeit at the latest within one month. If this does not occur, the Landlord can terminate the main rental agreement without notice.

B.12.4	The Landlord is entitled to make its consent to subletting dependent on agreeing a subletting surcharge of up to 10% of the annual net rent. Alternatively, the Landlord can demand that 50% of the subletting rent exceeding the rental payment owed pursuant to this agreement be transferred to it.

B.12.5	In the instance of subletting, the Tenant shall be liable for all actions or omissions on the part of the subtenant, without taking into account whether the Tenant itself was responsible for such actions or omissions.

B.12.6	In the case of subletting, the Tenant shall already cede its claims from subletting up to the level of the Landlord's receivables due from the Tenant to secure all claims from this rental contract.

B.12.7	Subletting shall also be deemed to be any other not only temporary transfer of utilisation and the inclusion of a partner in the Tenant's business/company, a change of owner of the Tenant's business/company and the modification of the Tenant's legal form.

Keys	for the entrance door to the building

§ B.13	At the start of the rental period, the Tenant shall be in possession of the requisite keys. There type and number shall be specified in the joint inspection report.

B.13.1	These keys and any duplicate keys prepared by the Tenant are to be returned at the end of the rental contract.

If this does not occur, despite warning and the setting of a deadline, the Landlord shall be entitled to exchange the corresponding locks at the Tenant's expense.

Any loss of a key is to be reported immediately to the Landlord.

B.13.2	Given the loss of a key for a locking system, the Landlord can instigate the complete exchange of the entire locking system at the Tenant's expense, unless it can be assumed that misuse of the lost key is excluded.

B.13.3	The locking system in the Tenant's premises was purchased by the Tenant and belongs to the Tenant.

§ B.14	Sale of the rental object

B.14.1	In the instance that the rental object is sold, the rental contract shall transfer to the new owner (Sections 566 (1), 578 of the German Civil Code [BGB]). In this instance, the seller shall not be liable as a guarantor to the Tenant. The regulation pursuant to Sections 566 (2) 578 BGB shall not be applicable.

B.14.2	If, by way of exception, the rental contract does not transfer in a sale of the rental object to the new owner pursuant to Sections 566 et seq. BGB, the Tenant shall already consent to a transfer of the rental contract with all rights and obligations to the new owner with effect from the transfer of ownership. The Tenant shall expressly repeat its statement of consent to the renewal of the Landlord or of the purchaser.

§ B.15	Insurance

B.15.1	The Landlord shall be entitled to insure the building against fire, storm and water damage as well as rental loss and to charge the expense to the incidental costs pursuant to § A.5,2.8, and to arrange land and building insurance including fire liability insurance as well as glass insurance. The insurance of the aforementioned risks can also occur as part of so-called "all risk insurance".

B.15.2	The Tenant shall be obligated to immediately notify the Landlord of any value-enhancing fixtures as well as any change to risks in the meaning of insurance law. The Tenant loan shall bear any related premium increases.

B.15.3	The Tenant shall be obligated to ensure its equipment, installations and inventory at new value and under exclusion of the possibility of regress against the Landlord, as well as to arrange commercial liability insurance and exclusion of damages to rented buildings, and to provide proof of such insurance to the Landlord.

B.15.4	The Tenant shall also be obligated to arrange business interruption insurance and to provide proof of it to the Landlord.

§ B.16	Several individuals as Tenant

Several individuals as Tenant shall mutually authorise themselves to receive all statements relating to the rental contract. This authorisation shall be revocable only for an important reason.

§ B. 17	Authorisation of the Tenant to take receipt in relation to declarations of intent and constitutive declarations

Exclusively the Landlord shall be entitled to receive declarations of intent and constitutive declarations, such as declarations of termination or the exercising of options in relation to the respective rental contract. Irrespective of how it presents itself to the Tenant, the Property Management function is not authorised to receive declarations of intent and constitutive declarations of the Tenant in relation to the rental contract. If changes arising this context, exclusively the Landlord itself shall communicate such to the Tenant.

§ B.18	No competitive protection

Competitive protection shall not be granted.

§ B.19	House rules

The Landlord should be entitled to approve the set of house rules and to determine its contents at its discretion.

§ B.20	Time limits

For compliance with all time limits specified in this contract, the receipt of the declaration by the recipient shall be decisive.

B 21.1	No side agreements have been arranged.

B2l.2	The parties to the rental contract are aware of the special statutory written form requirements of Sections 550, 126 of the German Civil Code (BGB). They hereby obligate themselves to implement all actions at the request of a party at any time and to issue declarations required to comply with the statutory written form requirement, and not to terminate the rental contract early by appeal to non-compliance with the statutory written form. This shall not only apply for the arrangement of the original/main contract, but also for all and any subsequent, amending and supplementary contracts.

§ B.22	Partial inefficacy

Should a part of this contract be void or disputable, the validity of the contract shall be thereby unaffected. Should this contract contain a loophole, that which best approximates in a legally permissible manner that which the parties concluding the agreement would have agreed if they had been aware of the loophole shall be deemed to be agreed.

Addendum 1 to the
RENTAL AGREEMENT
No. 28390041

dated 18 September 2009
between

Biofrontera Bioscience GmbH
Hemmelrather Weg 201, 53177 Leverkusen
represented by Thomas Schaffer (Managing

Director)
and Andrea Piotraschke (Company Officer)

- hereinafter referred to as the “Tenant” -
and

YAL Immobilien GmbH Ernst-Reuter-Strasse 119

119.95030 Hof/Saale

- hereinafter referred to as the “Previous

Landlord” -
and

Marie-Curie-Campus GmbH
Hemmelrather Weg 201, 53177 Leverkusen
represented by Peter Kohlrautz (Managing

Director)

- hereinafter referred to as the “Landlord” -
Tax number: 230 5712 2734

Addendum 1 to contract Biofrontera - VAL v. 19.09.2009 . Page 1 of

Preamble

As a result of transfer of the rental agreement from the “Previous Landlord” to the “Tenant”, the rental agreement dated 18 September 2009 exists in relation to rental spaces in House 3 on the property Hemmelrather Weg 201 in 51377 Leverkusen.

The spaces rented pursuant to this rental agreement shall be supplemented to include a space of approximately 301 m². The supplementary rental space is highlighted green and has blue edges in the attached plan (Annex “Preamble”). The plan shall form part of the contract.

The Tenant shall be responsible for procuring any type of approval as well as the licensing of the space for the Tenant’s utilisation and all related requirements.

On this basis, the parties shall agree the following:

(1)	The rental agreement shall be amended to the extent that from now

Marie-Curie-Campus GmbH, Hemmelrather Weg 201, 53177 Leverkusen, represented by its Managing Director entitled to sole representation, Mr Peter Kohlrautz, shall be the “Landlord”.

(2)	§ A.2.3.2 of the rental agreement shall be amended as follows:

The Annex 2 specified in the agreement shall be exchanged for the “Preamble” Annex attached to this addendum.

(3)	§ A.4.1 shall be reformulated as follows:

“The monthly rent for the rental spaces pursuant to § A.2.3. shall amount to	EUR	903.00
plus monthly prepayment of incidental costs pursuant to § A.5	EUR	903.00
Total monthly amount, net	EUR	1,806.00
plus VAT in each case at the statutory level, currently 19%	EUR	343.14
Total monthly amount, gross	EUR	2,149.14

(4)	The parties shall agree that the modification of the rental space and rent as of 1 August 2014 shall become effective. To the extent that the Tenant takes possession of the rental space before this date for the purpose of building modifications or installations, it shall be liable for the related operating costs from this date.

(5)	The rental agreement dated 18 September 2009 shall be otherwise unaffected by this Addendum Number 1, and to this extent shall continue to exist unchanged.

Otherwise it shall be agreed:

Amendments or supplements to the rental contract and to this Addendum 1 shall require written form.

The same shall also apply for deviating from the written form requirement. Verbal side agreements shall not exist.

Addendum 1 to contract Biofrontera - VAL v. 19.09.2009 . Page 2 of

The parties shall assume that the written form of Section 550 of the German Civil Code (BGB) has been complied with as a result of this addendum. If it should arise that the parties’ shared notion of compliance with the written form is incorrect, the parties shall obligate themselves to cooperate to ensure that this agreement together with Addendum 1 is re-concluded at the demand of one of the rental contract parties in such way as to include identical contents and so that the written form is complied with.

In light of the precedence of the German Federal Supreme Court (BGH) (BGH ruling of 26 February 1992, XII ZR 129/90) and the written form requirement for the rental contract pursuant to § 550 BGB, the contractual parties shall declare that they shall waive an attachment of today’s addendum to the original agreement in light of the clear applicability of today’s addendum to the original agreement in the opinion of the parties.

By way of precaution for the instance that the statutory written form requirement of the past should be impaired in whatever manner, they also declare by way of appeal to the BGH ruling of 29 April 2009 (BGH ruling XII ZR 142/07) that with today’s addendum the parties also wish to remedy any such lack of written form.

The parties shall irrevocably waive the cancellation of the agreement or any subsequent agreements, or to attack them in any other manner, by way of appeal to a lack of written form.

Should one or several provisions of this addendum be or become ineffective for whatever reason, the validity of the rental contract plus Addendum 1 shall otherwise be unaffected. In such an instance, the parties shall be required to immediately arrange an effective agreement that best approximates the economic purpose of the ineffective provisions.

The addendum was prepared in three copies, one for each party and one for the manager.

The place of fulfilment shall be Cologne.

The applicant shall grant a deadline of 31 August 2014 for the acceptance of the offer relating to the agreement of the addendum. The receipt of the countersigned contract by the applicant shall be relevant for the compliance with the deadline.

Annexes

1.	“Preamble” annex - Ground floor plan for House number III, 2nd floor
2.	Rental contract copy dated 18 September 2009

Addendum 1 to contract Biofrontera - VAL v. 19.09.2009 . Page 3 of

Addendum 2 to the
RENTAL AGREEMENT
No. 28390041

dated 18 September 2009
between

Biofrontera Bioscience GmbH Hemmelrather Weg 201,53177 Leverkusen

represented by Thomas Schaffer and Prof. Dr. Hermann Lübbert (both Managing Directors)

- hereinafter referred to as the “Tenant” -
and

YAL Immobilien GmbH Ernst-Reuter-Strasse 119 119.95030 Hof/Saale

- hereinafter referred to as the “Previous Landlord” -
and

Marie-Curie-Campus GmbH
Hemmelrather Weg 201, 53177 Leverkusen
represented by Peter Kohlrautz (Managing Director)

- hereinafter referred to as the “Landlord” -
Tax number: 230 5712 2734

Version 26.05.2015 ms05

Addendum 1 to contract Biofrontera - YAL v. 19.09.2009 . Seitei von 4

Preamble

As a result of transfer of the rental agreement from the “Previous Landlord” to the “Tenant”, the rental agreement dated 18 September 2009 exists in relation to rental spaces in House 2 and House 3 on the property Hemmelrather Weg 201 in 51377 Leverkusen.

On 14 July 2014, the tenant and the landlord concluded an Addendum 1 to this agreement, with which the original rental space was expanded to include an additional rental space of approximately 301 m².

With this addendum, the current rental space is to be expanded again by approximately 1,238 m² in the upper storeys 2 and 5 of House 2. The supplementary spaces are highlighted in yellow, green and beige and edged in blue in the two attached plans (Annex “Preamble 2” and “Preamble 3”). The plans shall form part of the agreement.

The tenant shall be responsible for procuring any type of approval as well as the licensing of the space for the tenant’s utilisation and all related requirements.

On this basis, the parties shall agree the following:

(1)	§ A.2.3.2 of the rental agreement shall be amended as follows:

Annex 1 in the original agreement shall be supplemented by the Annexes “Preamble 2” and “Preamble 3” attached to this addendum.

(2)	§ A.2.3.1 shall be reformulated as follows:

Building II, the first-floor rooms highlighted in colour in this agreement in the attached Annex 1, and the rooms on the second and fifth floors marked in yellow, green and beige and outlined in blue in the attached annexes “Preamble 2” and “Preamble 3”

(3)	§ A.2.3.2 shall be reformulated as follows:

Building something, the ground-floor rooms highlighted in colour (blue and yellow) in this agreement in the attached “Preamble” Annex (previously Annex 2)

(4)	§ A.2.3 shall be reformulated as follows in relation to the last paragraph:

The spaces designated above in Section A.2.3 are referred to hereinafter in their entirety as the “rental object”. The entire space is determined as amounting to 1,330 m² (original rental contract)

+       301 m2 (1st Addendum)

+ 1,238 m2 (2nd Addendum)

+       2,869 m2.

The parties are aware that precise measurement has not been made, with this space being regarded as binding nevertheless.

(5)	§ A.4.1 shall be reformulated as follows:

Pursuant to § A.2.3, the monthly rent for the rental spaces shall amount to (basic rent excluding incidental costs)

Addendum 1 to contract Biofrontera - YAL v. 19.09.2009 . Page 2 of 4

+ for rental spaces from original agreement dated 18 September 2009	EUR	9,046.87
+ for the rental spaces from the 1st Addendum dated 14 July 2015	EUR	903.00
+ for the rental spaces from this 2nd Addendum	EUR	8,421.07
= together:	EUR	18,370.94
plus monthly prepayment of incidental costs purs. § A.5 (plus €3.5/m²)	EUR	10,041.50
Total monthly amount, net	EUR	28,412.44
plus VAT in each case at the statutory level, currently 19%	EUR	5,398.36
Total monthly amount, gross	EUR	33,810.81

(6)	§ A.4.2 shall be reformulated as follows:

The basic rent excluding incidental costs of currently EUR … shall be increased as follows:

As of 1 July 2017 to EUR 18,894.99.

(7)	The parties shall agree that the modification of the rental space and rent as of 1 July 2014 shall become effective. To the extent that the tenant takes possession of the rental space before this date for the purpose of building modifications or installations, it shall be liable for the related operating costs from this date.

The rental agreement dated 18 September 2009 in combination with Addendum 1 shall be otherwise unaffected by this Addendum Number 2, and to this extent shall continue to exist unchanged.

Otherwise it shall be agreed:

Amendments or supplements to the rental contract dated 18 September 2009 in combination with Addendum 1 and this Addendum 2 shall require written form. The same shall also apply for deviating from the written form requirement. Verbal side agreements shall not exist.

The parties shall assume that the written form of Section 550 of the German Civil Code (BGB) has been complied with as a result of this addendum. If it should arise that the parties’ shared notion of compliance with the written form is incorrect, the parties shall obligate themselves to cooperate to ensure that this agreement together with Addendum 1 and Addendum 2 is re-concluded at the demand of one of the rental contract parties in such way as to include identical contents and so that the written form is complied with.

In light of the precedence of the German Federal Supreme Court (BGH) (BGH ruling of 26 February 1992, XII ZR 129/90) and the written form requirement for the rental contract pursuant to § 550 BGB, the contractual parties shall declare that they shall waive an attachment of today’s addendum to the original agreement in light of the clear applicability of today’s addendum to the original agreement in the opinion of the parties.

By way of precaution for the instance that the statutory written form requirement of the past should be impaired in whatever manner, they also declare by way of appeal to the BGH ruling of 29 April 2009 (BGH ruling XII ZR 142/07) that with today’s addendum the parties also wish to remedy any such lack of written form.

The parties shall irrevocably waive the cancellation of the agreement or any subsequent agreements, or to attack them in any other manner, by way of appeal to a lack of written form.

Should one or several provisions of this addendum be or become ineffective for whatever reason, the validity of the rental contract plus Addendum 1 shall otherwise be unaffected. In such an instance, the parties shall be required to immediately arrange an effective agreement that best approximates the economic purpose of the ineffective provisions.

The addendum was prepared in three copies, one for each party and one for the manager.

The place of fulfilment shall be Cologne.

The applicant shall grant a deadline of 15 June 2015 for the acceptance of the offer relating to the agreement of the addendum. The receipt of the countersigned contract by the applicant shall be relevant for the compliance with the deadline.

Addendum 3 to the
RENTAL AGREEMENT
No. 28390041

dated 18 September 2009
between

Biofrontera Bioscience GmbH Hemmelrather Weg 201,53177 Leverkusen

represented by Thomas Schaffer and Prof. Dr. Hermann Lübbert (both Managing Directors)

- hereinafter referred to as the “Tenant” -
and

YAL Immobilien GmbH Ernst-Reuter-Strasse 119 119.95030 Hof/Saale

- hereinafter referred to as the “Previous Landlord” -
and

Marie-Curie-Campus GmbH
Hemmelrather Weg 201, 53177 Leverkusen
represented by Peter Kohlrautz (Managing Director)

- hereinafter referred to as the “Landlord” -
Tax number: 230 5712 2734

Version 12.08.2015 msOl

Addendum 3 to contract Biofrontera - YAL v. 19.09.2009 . Page 1 of

Preamble

As a result of transfer of the rental agreement from the “Previous Landlord” to the “Tenant”, the rental agreement dated 18 September 2009 exists in relation to rental spaces in House 2 and House 3 on the property Hemmelrather Weg 201 in 51377 Leverkusen.

On 14 July 2014, the tenant and the landlord concluded an Addendum 1 to this agreement, with which the original rental space was expanded to include an additional rental space of approximately 301 m².

On 28/05/2015, the tenant and the landlord concluded an Addendum 2 to this agreement, with which the rental space was expanded to include an additional rental space of approximately 1,238 m².

With this addendum, the current rental space is to be expanded again by approximately 868 m² on the ground floor of House 3. The supplementary rental space is highlighted yellow, green and beige and has blue edges in the attached plan (Annex “Preamble 4”). The plan shall form part of the contract.

The tenant shall be responsible for procuring any type of approval as well as the licensing of the space for the tenant’s utilisation and all related requirements.

On this basis, the parties shall agree the following:

(1)	§ A.2.3.2 of the rental agreement shall be amended as follows:

Annex 1 in the original agreement and annexes “Preamble 2” and “Preamble 3” from the addenda shall be supplemented to include the annex “Preamble 4” attached with this addendum.

(2)	§ A.2.3.2 shall be reformulated as follows:

Building III, the ground-floor rooms marked in colour (blue and yellow) in this agreement in the attached Annex “Preamble” (previously Annex 2), and the ground-floor rooms highlighted in yellow, green and beige and edged in blue in the attached Annex “Preamble 4”

(3)	§ A.2.3 shall be reformulated as follows in relation to the last paragraph:

The spaces designated above in Section A.2.3 are referred to hereinafter in their entirety as the “rental object”. The entire space is determined as amounting to 1,330 m² (original rental contract)

+ 301 m2 (1st Addendum)

+ 1,238 m2 (2nd Addendum)

+ 868 m2 (2nd Addendum)

=       3,737 m2.

The parties are aware that precise measurement has not been made, with this space being regarded as binding nevertheless.

(4)	§ A.4.1 shall be reformulated as follows:

Pursuant to § A.2.3, the monthly rent for the rental spaces shall amount to (basic rent excluding incidental costs)

+ for the rental spaces from the original agreement dated 18 September 2009

+ for the rental spaces from the 1st Addendum of 14 July 2015 EUR 903.00

Addendum 3 to contract Biofrontera - YAL v. 19.09.2009 . Page 2 of

+ for the rental spaces from the 2nd Addendum dated 28 May 2015	EUR	8,421.07
+ for the rental spaces from this 3rd Addendum	EUR	3,906.00
= together:	EUR	22,276.94
plus monthly prepayment of incidental costs purs. to § A.5 (plus €3.5/m²)	EUR	13,079.50
Total monthly amount, net	EUR	35,356.44
plus VAT in each case at the statutory level, currently 19%	EUR	6,717.72
Total monthly amount, gross	EUR	42,074.17

(5)	§ A.4.2 shall be reformulated as follows:

The basic rent excluding incidental costs of currently EUR … shall be increased as follows:

as of 1 July 2017 to EUR 22,918.17.

(6)	The parties shall agree that the modification of the rental space and rent as of 1 September 2015 shall become effective. To the extent that the tenant takes possession of the rental space before this date for the purpose of building modifications or installations, it shall be liable for the related operating costs from this date.

(7)	The rental agreement dated 18 September 2009 in combination with Addendum 1 and Addendum 2 shall be otherwise unaffected by this Addendum Number 3, and to this extent shall continue to exist unchanged.

Otherwise it shall be agreed:

Amendments or supplements to the rental contract dated 18 September 2009 in combination with Addendum 1 and Addendum 2 and this Addendum 3 shall require written form. The same shall also apply for deviating from the written form requirement. Verbal side agreements shall not exist.

The parties shall assume that the written form of Section 550 of the German Civil Code (BGB) has been complied with as a result of this addendum. If it should arise that the parties’ shared notion of compliance with the written form is incorrect, the parties shall obligate themselves to cooperate to ensure that this agreement together with Addendum 1 and Addendum 2 is re-concluded at the demand of one of the rental contract parties in such way as to include identical contents and so that the written form is complied with.

In light of the precedence of the German Federal Supreme Court (BGH) (BGH ruling of 26 February 1992, XII ZR 129/90) and the written form requirement for the rental contract pursuant to § 550 BGB, the contractual parties shall declare that they shall waive an attachment of today’s addendum to the original agreement in light of the clear applicability of today’s addendum to the original agreement in the opinion of the parties.

By way of precaution for the instance that the statutory written form requirement of the past should be impaired in whatever manner, they also declare by way of appeal to the BGH ruling of 29 April 2009 (BGH ruling XII ZR 142/07) that with today’s addendum the parties also wish to remedy any such lack of written form.

The parties shall irrevocably waive the cancellation of the agreement or any subsequent agreements, or to attack them in any other manner, by way of appeal to a lack of written form.

Should one or several provisions of this addendum be or become ineffective for whatever reason, the validity of the rental contract plus addenda 1, 2 and 3 shall otherwise be unaffected. In such an instance, the parties shall be required to immediately arrange an effective agreement that best approximates the economic purpose of the ineffective provisions.

Addendum 3 to contract Biofrontera - VAL v. 19.09.2009 . Page 3 of

The addendum was prepared in three copies, one for each party and one for the manager. The place of fulfilment shall be Cologne.

The applicant shall grant a deadline of 20 August 2015 for the acceptance of the offer relating to the agreement of the addendum. The receipt of the countersigned contract by the applicant shall be relevant for the compliance with the deadline.

Annexes

1.	“Preamble 4” annex - Ground floor plan for House number III, ground floor
2.	Rental contract copy dated 18 September 2009
3.	1st Addendum copy dated 14/07/2014
4.	2nd Addendum copy dated 28/05/2015

(Place, date, name, function and signature of the Landlord)

(Place, date, name, function and signature of the Tenant)

Addendum 3 to contract Biofrontera - VAL v. 19.09.2009 . Page 4 of

Addendum 4 to the
RENTAL AGREEMENT
No. 28390041

dated 18 September 2009
between

Biofrontera Bioscience GmbH Hemmelrather Weg 201,53177 Leverkusen

represented by Thomas Schaffer and Prof. Dr. Hermann Lübbert (both Managing Directors)

- hereinafter referred to as the “Tenant” -
and

YAL Immobilien GmbH Ernst-Reuter-Strasse 119 119.95030 Hof/Saale

- hereinafter referred to as the “Previous Landlord” -
and

Marie-Curie-Campus GmbH
Hemmelrather Weg 201, 53177 Leverkusen
represented by Peter Kohlrautz (Managing Director)

- hereinafter referred to as the “Landlord” -
Tax number: 230 5712 2734

Version 16.09.2015 msOlb

Addendum 4 to contract Biofrontera - YAL v. 18.09.2009 . Page 1 of

Preamble

As a result of transfer of the rental agreement from the “Previous Landlord” to the “Tenant”, the rental agreement dated 18 September 2009 exists in relation to rental spaces in House 2 and House 3 on the property Hemmelrather Weg 201 in 51377 Leverkusen.

On 14 July 2014, the tenant and the landlord concluded an Addendum 1 to this agreement, with which the original rental space was expanded to include an additional rental space of approximately 301 m².

On 28 May 2015, the tenant and the landlord concluded an Addendum 2 to this agreement, with which the rental space was expanded to include an additional rental space of approximately 1,238 m².

On 17 August 2015, the tenant and the landlord concluded an Addendum 3 to this agreement, with which the rental space was expanded to include an additional rental space of approximately 868 m².

With this addendum, the rental duration for the currently rented property including all of the spaces added by the three addenda is to be extended until 30 September 2025.

On this basis, the parties shall agree the following:

(1)	§ A.3.2 of the rental agreement shall be amended as follows:

The rental contract shall end on 30 September 2025, including for all spaces rented with addenda.

(2)	The parties shall agree that the amendment to the rental duration shall become effective with the signing of this Addendum 4.

(3)	The rental agreement dated 18 September 2009 in combination with Addendum 1 and Addendum 2 and Addendum 3 shall be otherwise unaffected by this Addendum Number 4, and to this extent shall continue to exist unchanged.

Otherwise it shall be agreed:

Amendments or supplements to the rental contract dated 18 September 2009 in combination with Addendum 1 and Addendum 2 and Addendum 3 and this Addendum 4 shall require written form. The same shall also apply for deviating from the written form requirement. Verbal side agreements shall not exist.

The parties shall assume that the written form of Section 550 of the German Civil Code (BGB) has been complied with as a result of this addendum. If it should arise that the parties’ shared notion of compliance with the written form is incorrect, the parties shall obligate themselves to cooperate to ensure that this agreement together with Addendum 1 and Addendum 2 is re-concluded at the demand of one of the rental contract parties in such way as to include identical contents and so that the written form is complied with.

In light of the precedence of the German Federal Supreme Court (BGH) (BGH ruling of 26 February 1992, XII ZR 129/90) and the written form requirement for the rental contract pursuant to § 550 BGB, the contractual parties shall declare that they shall waive an attachment of today’s addendum to the original agreement in light of the clear applicability of today’s addendum to the original agreement in the opinion of the parties.

Addendum 4 to contract Biofrontera - YAL v. 18.09.2009 . Page 2 of

By way of precaution for the instance that the statutory written form requirement of the past should be impaired in whatever manner, they also declare by way of appeal to the BGH ruling of 29 April 2009 (BGH ruling XII ZR 142/07) that with today’s addendum the parties also wish to remedy any such lack of written form.

The parties shall irrevocably waive the cancellation of the agreement or any subsequent agreements, or to attack them in any other manner, by way of appeal to a lack of written form.

Should one or several provisions of this addendum be or become ineffective for whatever reason, the validity of the rental contract plus addenda 1, 2, 3 and 4 shall otherwise be unaffected. In such an instance, the parties shall be required to immediately arrange an effective agreement that best approximates the economic purpose of the ineffective provisions.

The addendum was prepared in three copies, one for each party and one for the manager. The place of fulfilment shall be Cologne.

The applicant shall grant a deadline of 30 September 2015 for the acceptance of the offer relating to the agreement of the addendum. The receipt of the countersigned contract by the applicant shall be relevant for the compliance with the deadline.

Annexes

1.	Rental contract copy dated 18 September 2009
2.	1st Addendum copy dated 14/07/2014
3.	2nd Addendum copy dated 28/05/2015
4.	3rd Addendum copy dated 17/08/2015

(Place, date, name, function and signature of the Tenant)

Addendum 4 to contract Biofrontera - YAL v. 18.09.2009 . Page 3 of